EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement on Form S-8 (File Numbers: 333-50933, 333-160240, and 333-158869) of Bridge Bancorp, Inc. of our report dated March 11, 2010 with respect to the consolidated financial statements of Bridge Bancorp, Inc. and the effectiveness of internal control over financial reporting, which report appears in this Annual Report on Form 10-K of Bridge Bancorp, Inc. for the year ended December 31, 2009.

Crowe Horwath LLP
Livingston, New Jersey
March 11, 2010